                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                  FORM U-3A-2

     Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the Provisions of the Public Utility Holding Company Act of 1935

                     To Be Filed Annually Prior to March 1

                               DTE ENERGY COMPANY

                               (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

         1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

                 DTE Energy Company ("Claimant") is a Michigan corporation, incorporated on January 26, 1995. From the date of its incorporation through December 31, 1995, Claimant was a wholly owned subsidiary of The Detroit Edison Company, a Michigan public utility. On January 1, 1996, pursuant to a share exchange accomplished in accordance with the provisions of the Michigan Business Corporation Act, all outstanding Common Stock of The Detroit Edison Company was exchanged on a one-for-one basis for the Common Stock of Claimant. Thus, as of January 1, 1996, Claimant became a publicly held corporation with the purpose of holding the outstanding stock of its subsidiaries. Claimant's address is 2000 2nd Avenue, Detroit, Michigan 48226-1279.

                 The Detroit Edison Company ("Detroit Edison"), incorporated in Michigan since 1967, is a Michigan public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square-mile area in southeastern Michigan. It also owns and operates a steam heating system in Detroit, Michigan. On January 1, 1996, Detroit Edison became a wholly owned subsidiary of Claimant. Detroit Edison's address is 2000 2nd Avenue, Detroit, Michigan 48226-1279.

                 Midwest Energy Resources Company ("MERC") is a Michigan corporation established on June 5, 1974. MERC is a wholly owned subsidiary of Detroit Edison and is engaged in operating a coal-transshipment facility in Superior, Wisconsin.

                 The Edison Illuminating Company of Detroit ("EIC") is a Michigan corporation established on May 28, 1886. EIC is a wholly owned subsidiary of Detroit Edison and holds real estate.

                 St. Clair Energy Corporation ("St. Clair") is a Michigan corporation established on August 27, 1906. St. Clair is a wholly owned subsidiary of Detroit Edison and is engaged in fuel procurement.

                MERC, EIC and St. Clair have offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279.

                 DE Energy Services, Inc. ("DE ES") is a Michigan corporation established on August 29, 1994. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. DE ES has offices at 425 S. Main, Ann Arbor, Michigan 48107 and it is engaged in energy services and landfill gas projects.

                 Biomass Energy Systems, Inc. ("Biomass") is a Michigan corporation established on July 15, 1993, with offices at 425 S. Main, Ann Arbor, Michigan 48107. On January 1, 1995 Biomass became a wholly owned subsidiary of DE ES and it is engaged in landfill gas projects.

                 RES Power, Inc. ("RES") is a Michigan corporation established on January 6, 1983, with offices at 425 S. Main, Ann Arbor, Michigan 48107. RES is a wholly owned subsidiary of Biomass and it is engaged in landfill gas projects.

                 Sonoma Energy Systems, Inc. ("Sonoma") is a Michigan corporation established on January 24, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Sonoma is a wholly owned subsidiary of Biomass and it is engaged in landfill gas projects.

                 Riverview Gas Producers, Inc. ("Riverview") is a Michigan corporation established on August 16, 1993, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Riverview is a wholly owned subsidiary of Biomass and it is engaged in landfill gas projects.

                 DTE Arbor Gas Producers, Inc. ("DTE Arbor") is a Michigan corporation established on July 10, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Arbor is a wholly owned subsidiary of Biomass and it is engaged in landfill gas projects.

                 Plainville Gas Producers, Inc., formerly Sumpter Gas Producers, Inc., ("Plainville") is a Michigan corporation established on June 2, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Plainville is a wholly owned subsidiary of Biomass and it is engaged in landfill gas projects.

                 Edison Energy Services, Inc. ("EES") is a Michigan corporation established on June 29, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. EES is a wholly owned subsidiary of DE ES and it is engaged in energy services activities.

                 PCI Enterprises, Inc. ("PCI") is a Michigan corporation established on August 1, 1995, with offices at 425 S. Main, Ann Arbor, Michigan 48107. PCI is a wholly owned subsidiary of EES and it operates a pulverized coal facility.

                 DTE Coal Services, Inc. ("DTE Coal") is a Michigan corporation established on July 10, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Coal is a wholly owned subsidiary of DE ES and it is engaged in selling and transporting coal to third parties.

                 DTE Capital Corporation ("DTE Capital") is a Michigan corporation established on September 6, 1995. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. DTE Capital has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and it provides financial services for the non-utility affiliates of Claimant.

                 Syndeco Realty Corporation ("Syndeco") is a Michigan corporation established on August 22, 1986. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. Syndeco has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and it is engaged in real estate projects.

                 Edison Development Corporation ("EDC") is a Michigan corporation established on May 24, 1994. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. EDC has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 and it is engaged in business development.

                 EdVenture Capital Corp. ("EdVenture") is a Michigan Corporation established on May 24, 1994, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. EdVenture is a wholly owned subsidiary of EDC and it is engaged in equity investment.

                 UTS Systems, Inc. ("UTS") is a Michigan corporation established on April 23, 1985. This corporation became a wholly owned subsidiary of Claimant on January 1, 1996. UTS has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 and it is engaged in professional engineering services.

                 DTE Edison America, Inc., ("EA") is a Michigan corporation established on October 16, 1996, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. EA is a wholly owned subsidiary of Claimant and it is engaged in the retail marketing of energy and non-energy related products.

         2. A brief description of the properties of Claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which Claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

Claimant - none

The Detroit Edison Company maintains the following generating facilities which are located in the State of Michigan, as follows:

                                  Location By      Summer Net
                                  Michigan         Rated Capability (1)(2)
           Plant Name             County           Megawatts (MW)         %
--------------------------------    -------        --------------        ---
Fossil-fuel and Steam-Electric

         Belle River (3)          St. Clair            1,026             10.3%
         Greenwood                St. Clair              785              7.8
         Harbor Beach             Huron                  103              1.0
         Marysville               St. Clair              167              1.7
         Monroe                   Monroe               3,000             30.0
         River Rouge              Wayne                  500              5.0
         St. Clair                St. Clair            1,379             13.8
         Trenton Channel          Wayne                  725              7.2
                                                      ------           ------
                                                       7,685             76.8%
Oil or Gas-fueled Peaking
     Units                        Various                525              5.2
Nuclear-fueled Steam-
     Electric-Fermi 2 (4)         Monroe                 876              8.8
Hydroelectric Pumped Storage
     Ludington (5)                Mason                  917              9.2
                                                      ------           ------
                                                      10,003            100.0%
                                                      ======           ======

===============

(1) Summer net rated capabilities of generating units in service are based on periodic load tests and are changed depending on operating experience, the physical condition of units, environmental control limitations and customer requirements for steam, which otherwise would be used for electric generation.

(2) Excludes two oil-fueled units, River Rouge Unit No. 1 (206 MW) and St. Clair Unit No. 5 (250 MW), and one coal-fueled power plant, Conners Creek (236
MW), all in economy reserve status.

(3) The Belle River capability represents Detroit Edison's entitlement to 81.39% of the capacity and energy of the plant.

(4) Fermi 2 has a design electrical rating (net) of 1,139 MW, but is expected to operate at 1,085 MW with its scheduled second quarter 1997 return to service.

(5) Represents Detroit Edison's 49% interest in Ludington with a total capability of 1,872 MW. Detroit Edison is leasing 312 MW to The Toledo Edison Company for the six-year period June 1, 1996 through May 31, 2002.

         Detroit Edison and Consumers Energy Company are parties to an Electric Coordination Agreement providing for emergency assistance, coordination of operations and planning for bulk power supply, with energy interchanged at nine interconnections. Detroit Edison and Consumers Energy Company also have interchange agreements to exchange electric energy through 12 interconnections with The Toledo Edison Company, Indiana Michigan Power Company, Northern Indiana Public Service Company and Ontario Hydro. In addition, Detroit Edison has interchange agreements for the exchange of electric energy with Michigan South Central Power Agency, Rouge Steel Company and the City of Wyandotte.

         Transmission and Distribution. Detroit Edison owns and operates within the State of Michigan 582 distribution substations with a capacity of 17,091,600 kilovolt amperes and 402,120 line transformers with a capacity of 23,403,875 kilovolt amperes. Electric transmission and distribution lines owned and in service as of December 31, 1996 are as follows:


                                 Overhead Lines         Underground Lines
                               --------------------    ------------------
                                                       Conduit
                                Pole        Circuit    Bank        Cable
Design Line Voltage-KV          Miles       Miles      Miles       Miles
----------------------         ------       -------    -------      -----
Transmission-
     Under 24 KV                   --           --         63         274
      24 KV                       105          105        257       1,043
      40 KV                     2,752        2,752         91         331
     120 KV                     1,148        1,663         --         179
     140 KV                        31           31         --          --
     230 KV                        77           87         --          --
     345 KV                       525          954         --           7
                               ------        -----      -----      ------
                                4,638        5,592        411       1,834
                                             =====
Distribution-
     4.8 KV and 13.2 KV        31,766                     437      10,521
                               ------                   -----      ------
Grand Total                    36,404                     848      12,355
                               ======                   =====      ======

        3. The following information for the last calendar year with respect to Claimant and each of its subsidiary public utility companies:

         (a) Number of kwh. of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                 Claimant - None
                 Detroit Edison -  48,452,760,000 Kwh.

         (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                 Claimant - None
                 Detroit Edison -  None

         (c) Number of kwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                 Claimant - None
                 Detroit Edison -  444,840,500 Kwh. delivered under interchange power agreements for the year ended December
                                   31, 1996.

         (d) Number of kwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                 Claimant - None
                 Detroit Edison -  3,506,956,000 Kwh. purchased under
                                   interchange power agreements for the year ended December 31, 1996.

         4. The following information for the reporting period with respect to Claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

                 Not applicable.

         (a) Name, location, business address and description of the facilitates used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

         (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

         (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

         (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

         (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                                   EXHIBIT A

A consolidating statement of income and surplus of the Claimant and its subsidiary companies for the calendar year 1996, together with a consolidating balance sheet of Claimant and its subsidiary companies as of the close of such calendar year follows.

                                  EXHIBIT B

A Financial Data Schedule for the Claimant follows as Exhibit B.

                                  EXHIBIT C

Not applicable.

         The above-named Claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1997.


                                              DTE Energy Company
                                              --------------------------
                                              (Name of Claimant)


                                              By /s/ Ronald W. Gresens
                                                 ------------------------
                                              Vice President
                                              and Controller

CORPORATE SEAL
Attest:


/s/ Susan M. Beale
--------------------------
Susan M. Beale

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


Susan M. Beale, Vice President and Corporate Secretary
------------------------------------------------------
(Name)                                     (Title)

2000 2nd Avenue, Detroit, Michigan 48226-1279
---------------------------------------------
                 (Address)

                                                                     EXHIBIT A

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars



                                                    The
                                                    Detroit       DTE                                   DE Energy
                                      DTE           Edison        Edison       Syndeco     DTE          Services,
                                      Energy        Company       America,     Realty      Capital      Inc.
                                      Company       Consolidated  Inc.         Corporation Corporation  Consolidated
OPERATING REVENUES
  Electric-System                 $      --       $3,571,332      $  --      $   --       $   --       $    --
  Electric-Interconnection               --           45,124         --          --           --            --
  Steam and other                        --           25,587         --       1,356           --         1,836
                                  -------------------------------------------------------------------------------
        Total operating revenues         --        3,642,043         --       1,356           --         1,836
                                  -------------------------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                   --          695,538         --          --           --            --
  Purchased power                        --          150,232         --          --           --            --
  Other operation                     3,126          640,899        789         462          266         6,160
  Maintenance                            --          277,785         --          --           --            --
  Steam heating special charge           --          149,231         --          --           --            --
  Depreciation and amortization          --          526,099         --          --           --           526
  Deferred Fermi 2 amortization          --           (4,479)        --          --           --            --
  Amortization of deferred Fermi 2
    depreciation and return              --          102,081         --          --           --            --
  Taxes other than income                --          259,403         --         137            6           147
  Income taxes                       (1,194)         226,567       (276)        359          788        (3,557)
                                  -------------------------------------------------------------------------------
        Total operating expenses      1,932        3,023,356        513         958        1,060         3,276
                                  -------------------------------------------------------------------------------
OPERATING INCOME (LOSS)              (1,932)         618,687       (513)        398       (1,060)       (1,440)
                                  -------------------------------------------------------------------------------

OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds used
    during construction                  --            2,330        --           --           --            --
  Other income and (deductions)-
     net                            327,716          (15,360)       --          269        2,873           210
  Income taxes                           --            3,931        --           --           --            --
  Accretion income                       --            8,225        --           --           --            --
  Income taxes                           --           (2,363)       --           --           --            --
                                  -------------------------------------------------------------------------------
        Net other income and
         (deductions)               327,716           (3,237)       --          269        2,873           210
                                  -------------------------------------------------------------------------------
INTEREST CHARGES
  Long-term debt                         --          275,166        --           --           --            --
  Amortization of debt discount
   and expense                           --           11,843        --           --           40            --
  Other                                  --            3,936        --           --          282            --
  Allowance for borrowed funds
    used during construction             --           (3,033)       --           --           --            --
                                  -------------------------------------------------------------------------------
        Net interest charges             --          287,912        --           --          322            --
                                  -------------------------------------------------------------------------------
NET INCOME (LOSS) BEFORE
  PREFERRED STOCK DIVIDENDS
  OF SUBSIDIARY                     325,784          327,538       (513)        667        1,491        (1,230)

PREFERRED STOCK DIVIDENDS OF
 SUBSIDIARY                              --               --        --           --           --            --
                                  -------------------------------------------------------------------------------
NET INCOME (LOSS)                 $ 325,784       $  327,538      $(513)     $  667       $1,491       $(1,230)
                                  ===============================================================================


                                                                                Inter-
                                           Edison                               Company
                                           Development                          Eliminations   DTE Energy
                                           Corporation         UTS              and Reclass-   Company
                                           Consolidated        Systems, Inc.    ifications     Consolidated
OPERATING REVENUES
  Electric-System                         $  --                   $ --        $     --           $3,571,332
  Electric-Interconnection                   --                     --              --               45,124
  Steam and other                            --                    165              --               28,944
                                          -----------------------------------------------------------------
        Total operating revenues             --                    165              --            3,645,400
                                          -----------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                       --                     --              --              695,538
  Purchased power                            --                     --              --              150,232
  Other operation                           351                    126              --              652,179
  Maintenance                                --                     --              --              277,785
  Steam heating special charges              --                     --              --              149,231
  Depreciation and amortization              --                     --              --              526,625
  Deferred Fermi 2 amortization              --                     --              --               (4,479)
  Amortization of deferred Fermi 2
    depreciation and return                  --                     --              --              102,081
  Taxes other than income                    --                      1              --              259,694
  Income taxes                             (113)                    32              --              222,606
                                          -----------------------------------------------------------------
        Total operating expenses            238                    159              --            3,031,492
                                          -----------------------------------------------------------------
OPERATING INCOME (LOSS)                    (238)                     6              --              613,908
                                          -----------------------------------------------------------------
OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds used
    during construction                      --                     --              --                2,330
  Other income and (deductions) -
    net                                     302                     53         (328,549)            (12,486)
  Income taxes                               --                     --              --                3,931
  Accretion income                           --                     --              --                8,225
  Income taxes                               --                     --              --               (2,363)
                                          -----------------------------------------------------------------
        Net other income and (deductions)   302                     53         (328,549)               (363)
                                          -----------------------------------------------------------------
INTEREST CHARGES
  Long-term debt                             --                     --               --             275,166
  Amortization of debt discount
    and expense                              --                     --               --              11,883
  Other                                      --                     --               --               4,218

  Allowance for borrowed funds used
    during construction                      --                     --               --              (3,033)
                                          -----------------------------------------------------------------
        Net interest charges                 --                     --               --             288,234
                                          -----------------------------------------------------------------
NET INCOME (LOSS) BEFORE
  PREFERRED STOCK DIVIDENDS
  OF SUBSIDARY                               64                     59         (328,549)            325,311

PREFERRED STOCK DIVIDENDS
 OF SUBSIDIARY                               --                     --          (16,015)            (16,015)
                                          -----------------------------------------------------------------
NET INCOME (LOSS)                         $  64                   $ 59        $(344,564)         $  309,296
                                          =================================================================
Common Shares Outstanding - Average
  (Thousands)                                                                                   145,119,875
Earnings Per Share of Common Stock                                                                  $  2.13

DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - ASSETS
DECEMBER 31, 1996
Thousands of Dollars



                                                     The
                                                     Detroit        DTE                                  DE Energy    Edison
                                         DTE         Edison         Edison     Syndeco       DTE         Services,    Development
                                         Energy      Company        America,   Realty        Capital     Inc.         Corporation
                                         Company     Consolidated   Inc.       Corporation   Corporation Consolidated Consolidated
UTILITY PROPERTIES
  Plant in service - at cost             $       --    $13,776,535      $ --       $   --        $    --    $    --  $    --
  Less: Accumulated depreciation
    and amortization                             --     (5,367,110)       --           --             --         --       --
  Construction work in progress                  --         91,242        --           --             --         --       --
  Property under capital leases - net            --        260,241        --           --             --         --       --
                                          -----------------------------------------------------------------------------------
    Total owned and leased properties            --      8,760,908        --           --             --         --       --
                                          -----------------------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                           --          7,426        --        4,528             --     60,673       --
  Investments and special funds           3,459,140         26,957        --           --             --      5,686   14,900
  Nuclear decommissioning trust funds            --        171,514        --           --             --         --       --
                                          -----------------------------------------------------------------------------------
    Total other property and investments  3,459,140        205,897        --        4,528             --     66,359   14,900
                                          -----------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments         1,120          2,465        --        2,656         38,908      6,054      521
  Customer accounts receivable and
    unbilled revenues                            --        440,476        --           --             --         --       --
  Other accounts receivable                      --         41,366        --        1,429            241        886       --
  Fuel and materials and supplies
    inventories                                  --        263,947        --           --             --         --       --
  Prepayments                                    --          8,394        --           19             --        500       --
                                          ------------------------------------------------------------------------------------
    Total current assets                      1,120        756,648        --        4,104         39,149      7,440      521
                                          ------------------------------------------------------------------------------------
AFFILIATED COMPANY RECEIVABLES               76,808          4,186       276           --         12,490        908       --
                                          ------------------------------------------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                              --        975,351        --           --             --         --       --
  Prepaid pensions                               --         91,579        --           --             --         --       --
  Unamortized debt expense                       --         45,247        --           --            110         --       --
  Other                                          --         34,661        --          856             --      4,633       --
                                          -----------------------------------------------------------------------------------
    Total deferred debits                        --      1,146,838        --          856            110      4,633       --
                                          -----------------------------------------------------------------------------------
    TOTAL                                $3,537,068    $10,874,477      $276       $9,488        $51,749    $79,340  $15,421
                                         ====================================================================================


                                                                            Inter-
                                                                            Company
                                                                            Eliminations     DTE Energy
                                                       UTS                  and Reclass-     Company
                                                       Systems, Inc.        ifications       Consolidated
UTILITY PROPERTIES
  Plant in service - at cost                           $    --       $        --              $13,776,535
  Less:   Accumulated depreciation
    and amortization                                        --                --               (5,367,110)
  Construction work in progress                             --                --                   91,242
  Property under capital leases - net                       --                --                  260,241
                                                       --------------------------------------------------
    Total owned and leased properties                       --                --                8,760,908
                                                       --------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                                      --              (475)                  72,152
  Investments and special funds                             --        (3,459,140)                  47,543
  Nuclear decommissioning trust funds                       --                --                  171,514
                                                       --------------------------------------------------
    Total other property and investments                    --        (3,459,615)                 291,209
                                                       --------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments                    1,310                --                   53,034
  Customer accounts receivable and
    unbilled revenues                                       --                --                  440,476
  Other accounts receivable                                 83                --                   44,005
  Fuel and materials and supplies
    inventories                                             --                --                  263,947
  Prepayments                                               --                --                    8,913
                                                       --------------------------------------------------
    Total current assets                                 1,393                --                  810,375
                                                       --------------------------------------------------
  AFFILIATED COMPANY RECEIVABLES                            --           (94,668)                      --
                                                       --------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                                         --                --                  975,351
  Prepaid pensions                                          --                --                   91,579
  Unamortized debt expense                                  --                --                   45,357
  Other                                                     --                --                   40,150
                                                       --------------------------------------------------
    Total deferred debits                                   --                --                1,152,437
                                                       --------------------------------------------------
    TOTAL                                              $ 1,393       $(3,554,283)             $11,014,929
                                                       ==================================================

DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - EQUITY AND LIABILITIES
DECEMBER 31, 1996
Thousands of Dollars


                                             The                                                         DE
                                             Detroit         DTE                                         Energy       Edison
                             DTE             Edison          Edison       Syndeco         DTE            Services,    Development
                             Energy          Company         America,     Realty          Capital        Inc.         Corporation
                             Company         Consolidated    Inc.         Corporation     Corporation    Consolidated Consolidated

CAPITALIZATION
 Common stock                $1,951,437        $ 1,951,437         $  --     $7,613           $50,000        $23,185      $15,550
 Retained earnings
    (deficit)                 1,511,325          1,391,104          (513)     1,479             1,557         (1,959)        (109)
                             ----------------------------------------------------------------------------------------------------
    Total common
       shareholders'
       equity                 3,462,762          3,342,541          (513)     9,092            51,557         21,226        15,441
 Preferred stock
   of subsidiary                     --            144,405            --         --                --             --            --
 Long-term debt                      --          3,740,434            --         --                --         38,900            --
                             -----------------------------------------------------------------------------------------------------
     Total capitalization     3,462,762          7,227,380          (513)     9,092            51,557         60,126        15,441
                             -----------------------------------------------------------------------------------------------------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                   --            115,742           --          --                --             --           --
 Other postretirement
    benefits                         --              5,516           --          --                --             --           --
 Other                               --             67,078           --          --                --             --           --
 Affiliated companies             3,205             76,867          789         172               157         13,468          (20)
                             ----------------------------------------------------------------------------------------------------
     Total other non-current
        liabilities               3,205            265,203          789         172               157         13,468          (20)
                             -----------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
 Short-term borrowings               --             10,001           --          --                --             --           --
 Current portion of
    long-term debt                   --            144,214           --          --                --             --           --
 Current portion of
    capital leases                   --            144,499           --          --                --             --           --
 Accounts payable                    --            158,417           --          30                --          2,339           --
 Property and
    general taxes                    --             29,455           --          --                --             20           --
 Income taxes                    (4,775)            19,109           --          --                --             --           --
 Accumulated deferred
    income taxes                     --             44,418           --          --                --             --           --
 Interest payable                    --             60,403           --          --                 2             --           --
 Dividends payable               74,737              2,907           --          --                --             --           --
 Payrolls                            --             81,181           --          --                --            267           --
 Fermi 2 refueling outage            --              1,349           --          --                --             --           --
 Other                            1,139            131,816           --         194                33            227           --
                             -----------------------------------------------------------------------------------------------------
     Total current
        liabilities              71,101            827,769           --         224                35          2,853           --
                             -----------------------------------------------------------------------------------------------------

DEFERRED CREDITS
 Accumulated deferred
    income taxes                     --          2,022,550           --          --                --          1,141           --
 Accumulated deferred
    investment tax credits           --            315,030           --          --                --             --           --
 Other                               --            216,545           --          --                --          1,752           --
                             ------------------------------------------------------------------------------------------------------
    Total deferred credits           --          2,554,125           --          --                --          2,893           --
                             ------------------------------------------------------------------------------------------------------
    TOTAL                    $3,537,068        $10,874,477         $276      $9,488           $51,749        $79,340      $15,421
                             ======================================================================================================


                                                 Inter-Company
                                                 Eliminations   DTE Energy
                             UTS                 and Reclass-   Company
                             Systems, Inc.       ifications     Consolidated

CAPITALIZATION
 Common stock                  $     50         $(2,047,835)     $ 1,951,437
 Retained earnings
    (deficit)                     1,313          (1,411,780)       1,492,417
                                 -------------------------------------------
    Total common
       shareholders'
       equity                     1,363          (3,459,615)       3,443,854
 Preferred stock
    of subsidiary                    --                  --          144,405
 Long-term debt                      --                  --        3,779,334
                                 -------------------------------------------
     Total capitalization         1,363          (3,459,615)       7,367,593
                                 -------------------------------------------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                   --                  --          115,742
 Other postretirement
    benefits                         --                  --            5,516
 Other                               --                  --           67,078
 Affiliated companies                30             (94,668)              --
                                 -------------------------------------------
     Total other non-current
        liabilities                  30             (94,668)         188,336
                                 -------------------------------------------

CURRENT LIABILITIES
 Short-term borrowings               --                  --           10,001
 Current portion of
    long-term debt                   --                  --          144,214
 Current portion of
    capital leases                   --                  --          144,499
 Accounts payable                    --                  --          160,786
 Property and
    general taxes                    --                  --           29,475
 Income taxes                        --                  --           14,334
 Accumulated deferred
    income taxes                     --                  --           44,418
 Interest payable                    --                  --           60,405
 Dividends payable                   --                  --           77,644
 Payrolls                            --                  --           81,448
 Fermi 2 refueling outage            --                  --            1,349
 Other                               --                  --          133,409
                                 -------------------------------------------
     Total current
        liabilities                  --                  --          901,982
                                 -------------------------------------------

DEFERRED CREDITS
 Accumulated deferred
    income taxes                     --                  --        2,023,691
 Accumulated deferred
    investment tax credits           --                  --          315,030
 Other                               --                  --          218,297
                                 -------------------------------------------
     Total deferred credits          --                  --        2,557,018
                                 -------------------------------------------
     TOTAL                     $  1,393         $(3,554,283)     $11,014,929
                                ============================================


DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars

                                                                       DTE                                       DE
                                                     The Detroit       Edison        Syndeco        DTE          Energy
                                      DTE Energy     Edison Company    America,      Realty         Capital      Services, Inc.
                                      Company        Consolidated      Inc.          Corporation    Corporation  Consolidated
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1995                   $   (3,102)      $1,484,871         $  --       $  812         $   66        $  (729)

Retained earnings of subsidiaries
  acquired January 1, 1996            1,487,592               --            --           --             --             --

Net income (loss)                       325,784          327,538          (513)         667          1,491         (1,230)

Deduct:
     Cash dividends on common stock    (298,949)        (319,263)           --           --             --             --

     Expense associated with
      preferred stock redeemed               --           (2,801)           --           --             --             --

     Cash dividends on cumulative
      preferred stock                        --          (16,015)           --           --             --             --

Restructuring dividend
  to parent                                  --          (83,226)           --           --             --             --
                                     ---------------------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1996                   $1,511,325       $1,391,104         $(513)      $1,479         $1,557        $(1,959)
                                     =======================================================================================

                                                                        Inter-
                                     Edison                             Company         DTE
                                     Development        UTS             Eliminations    Energy
                                     Corporation        Systems,        and Reclass-    Company
                                     Consolidated       Inc.            ifications      Consolidated
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1995                   $  (173)         $ 1,254           $     1,872       $1,484,871

Retained earnings of subsidaries
  acquired January 1, 1996                --               --            (1,487,592)              --

Net income (loss)                         64               59              (344,564)         309,296

Deduct:
     Cash dividends on common stock       --               --               319,263         (298,949)

     Expense associated with
      preferred stock redeemed            --               --                    --           (2,801)

     Cash dividends on cumulative
      preferred stock                     --               --                16,015               --


Restructuring dividend
  to parent                               --               --                83,226               --
                                     ---------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1996                   $  (109)         $ 1,313           $(1,411,780)      $1,492,417
                                     ===============================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars




                                                                    The
                                              The         Midwest   Edison                                       The Detroit
                                              Detroit     Energy    Illuminating St. Clair   Inter-              Edison
                                              Edison      Resources Company      Energy      Company             Company
                                              Company     Company   of Detroit   Corporation Eliminations        Consolidated
OPERATING REVENUES
  Electric-System                            $3,562,310     $9,022      $ --         $ --        $ --               $3,571,332
  Electric-Interconnection                       45,124        --         --           --          --                   45,124
  Steam and other                                25,587        --         --           --          --                   25,587
                                             -------------------------------------------------------------------------------------
        Total operating revenues              3,633,021      9,022        --           --          --                3,642,043
                                             -------------------------------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                          695,538         --        --           --          --                  695,538
  Purchased power                               150,232         --        --           --          --                  150,232
  Other operation                               637,487      3,412        --           --          --                  640,899
  Maintenance                                   277,785         --        --           --          --                  277,785
  Steam heating special charge                  149,231         --        --           --          --                  149,231
  Depreciation and amortization                 524,349      1,750        --           --          --                  526,099
  Deferred Fermi 2 amortization                  (4,479)        --        --           --          --                   (4,479)
  Amortization of deferred Fermi 2
    depreciation and return                     102,081         --        --           --          --                  102,081
  Taxes other than income                       258,011      1,380        12           --          --                  259,403
  Income taxes                                  226,723       (154)       (2)          --          --                  226,567
                                             -------------------------------------------------------------------------------------
        Total operating expenses              3,016,958      6,388        10           --          --                3,023,356
                                             -------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                         616,063      2,634       (10)          --          --                  618,687
                                             -------------------------------------------------------------------------------------
OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds used
    during construction                           2,330         --        --           --          --                    2,330
  Other income and (deductions) -
     net                                        (15,391)        21         7           --           3                  (15,360)
  Income taxes                                    3,931         --        --           --          --                    3,931
  Accretion income                                8,225         --        --           --          --                    8,225
  Income taxes                                   (2,363)        --        --           --          --                   (2,363)
                                             -------------------------------------------------------------------------------------
        Net other income and
         (deductions)                            (3,268)        21         7           --           3                   (3,237)
                                             -------------------------------------------------------------------------------------
INTEREST CHARGES
  Long-term debt                                272,572      2,594        --           --          --                  275,166
  Amortization of debt discount
    and expense                                  11,782         61        --           --          --                   11,843
  Other                                           3,936         --        --           --          --                    3,936
  Allowance for borrowed funds
    used during construction                     (3,033)        --        --           --          --                   (3,033)
                                             -------------------------------------------------------------------------------------
        Net interest charges                    285,257      2,655        --           --          --                  287,912
                                             -------------------------------------------------------------------------------------
NET INCOME (LOSS)                            $  327,538     $   --      $ (3)         $--        $  3               $  327,538
                                             =====================================================================================



DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - ASSETS
DECEMBER 31, 1996
Thousands of Dollars

                                                                                                                       The
                                                 The          Midwest      The Edison                                  Detroit
                                                 Detroit      Energy       Illuminating    St. Clair     Inter-        Edison
                                                 Edison       Resources    Company         Energy        Company       Company
                                                 Company      Company      of Detroit      Corporation   Eliminations  Consolidated
UTILITY PROPERTIES
  Plant in service - at cost                   $ 13,719,541   $  56,994    $       --      $      --      $       --   $ 13,776,535
  Less: Accumulated depreciation
    and amortization                             (5,341,597)    (25,513)           --             --              --     (5,367,110)
  Construction work in progress                      90,187       1,055            --             --              --         91,242
  Property under capital leases - net               260,241          --            --             --              --        260,241
                                              -------------------------------------------------------------------------------------
    Total owned and leased properties             8,728,372      32,536            --             --              --      8,760,908
                                              -------------------------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                                7,204          --           222             --                          7,426
  Investments and special funds                      24,567       2,819            10             --            (439)        26,957
  Nuclear decommissioning trust funds               171,514          --            --             --              --        171,514
                                              -------------------------------------------------------------------------------------
    Total other property and investments            203,285       2,819           232             --            (439)       205,897
                                              -------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments                 1,763         702            --             --              --          2,465
  Customer accounts receivable and
    unbilled revenues                               440,476          --            --             --              --        440,476
  Other accounts receivable                          41,198         166             2             --              --         41,366
  Fuel and materials and supplies
    inventories                                     261,654       2,293            --             --              --        263,947
  Prepayments                                         8,304          90            --             --              --          8,394
                                              -------------------------------------------------------------------------------------
    Total current assets                            753,395       3,251             2             --              --        756,648
                                              -------------------------------------------------------------------------------------
AFFILIATED COMPANY RECEIVABLES                        4,270      10,761           436             10         (11,291)         4,186
                                              -------------------------------------------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                               1,827,861       6,907            --             --        (859,417)       975,351
  Prepaid pensions                                   91,579          --            --             --              --         91,579
  Unamortized debt expense                           44,384         863            --             --              --         45,247
  Other                                              33,057       1,604            --             --              --         34,661
                                              -------------------------------------------------------------------------------------
    Total deferred debits                         1,996,881       9,374            --             --        (859,417)     1,146,838
                                              -------------------------------------------------------------------------------------
   TOTAL                                       $ 11,686,203   $  58,741    $      670      $      10      $ (871,147)   $10,874,477
                                              =====================================================================================


DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - EQUITY AND LIABILITIES
DECEMBER 31, 1996
Thousands of Dollars



                             The            Midwest      The Edison                                   The
                             Detroit        Energy       Illuminating    St. Clair      Inter-        Detroit Edison
                             Edison         Resources    Company         Energy         Company       Company
                             Company        Company      of Detroit      Corporation    Eliminations  Consolidated
CAPITALIZATION
 Common stock                $ 1,951,437    $       1    $     50        $      10      $    (61)   $ 1,951,437
 Retained earnings
    (deficit)                  1,391,104            1         378               (1)         (378)     1,391,104
                              ---------------------------------------------------------------------------------
    Total common
       shareholders'
       equity                  3,342,541            2         428                9           (439)    3,342,541
 Preferred stock
   of subsidiary                 144,405           --          --               --             --       144,405
 Long-term debt                3,702,834       37,600          --               --             --     3,740,434
                              ---------------------------------------------------------------------------------
     Total capitalization      7,189,780       37,602         428                9           (439)    7,227,380
                              ---------------------------------------------------------------------------------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases               115,742          --           --               --             --       115,742
 Other postretirement
    benefits                       5,516          --           --               --             --         5,516
 Other                            67,078          --           --               --             --        67,078
 Affiliated companies             87,939          --          218                1        (11,291)       76,867
                              ---------------------------------------------------------------------------------
     Total other non-current
        liabilities              276,275          --          218                1        (11,291)      265,203
                              ---------------------------------------------------------------------------------

CURRENT LIABILITIES
 Short-term borrowings            10,001          --           --               --             --        10,001
 Current portion of
    long-term debt               144,214          --           --               --             --       144,214
 Current portion of
    capital leases               144,499          --           --               --             --       144,499
 Accounts payable                156,790       1,627           --               --             --       158,417
 Property and
    general taxes                 27,801       1,631           23               --             --        29,455
 Income taxes                     19,109          --           --               --             --        19,109
 Accumulated deferred
    income taxes                  44,418          --           --               --             --        44,418
 Interest payable                 59,322       1,081           --               --             --        60,403
 Dividends payable                 2,907          --           --               --             --         2,907
 Payrolls                         81,181          --           --               --             --        81,181
 Fermi 2 refueling outage          1,349          --           --               --             --         1,349
 Other                           131,194         622           --               --             --       131,816
                              ---------------------------------------------------------------------------------
     Total current
        liabilities              822,785       4,961           23               --             --       827,769
                              ---------------------------------------------------------------------------------

DEFERRED CREDITS
 Accumulated deferred
    income taxes               2,865,789      16,178           --               --       (859,417)    2,022,550
 Accumulated deferred
    investment tax credits       315,030          --           --               --             --       315,030
 Other                           216,544          --            1               --             --       216,545
                              ---------------------------------------------------------------------------------
    Total deferred credits     3,397,363      16,178            1               --       (859,417)    2,554,125
                              ---------------------------------------------------------------------------------
    TOTAL                    $11,686,203    $ 58,741     $    670        $      10      $(871,147)  $10,874,477
                              =================================================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars

                                                                             The Edison
                                                            Midwest Energy   Illuminating      St. Clair     Inter-
                                          The Detroit       Resources        Company           Energy        Company
                                          Edison Company    Company          of Detroit        Corporation   Eliminations
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1995                        $ 1,484,871           $  1          $381               $ (1)        $   (381)
Net income (loss)                             327,538             --            (3)                --                3

Deduct:
     Cash dividends on common stock          (319,263)            --            --                 --               --

     Expense associated with
      preferred stock redeemed                 (2,801)            --            --                 --               --

     Cash dividends on cumulative
       preferred stock                        (16,015)            --            --                 --               --

Restructuring dividend to parent              (83,226)            --            --                 --               --
                                         -----------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1996                        $ 1,391,104           $  1          $378               $ (1)        $   (378)
                                         =============================================================================


                                       The Detroit
                                       Edison Company
                                       Consolidated
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1995                      $1,484,871
Net income (loss)                          327,538

Deduct:
     Cash dividends on common stock       (319,263)

     Expense associated with
      preferred stock redeemed              (2,801)

     Cash dividends on cumulative
      preferred stock                      (16,015)

Restructuring dividend to parent           (83,226)
                                         ---------
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1996                      $1,391,104
                                         =========

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars


                                                                                                           Edison
                                     Edison                  EdVenture                Inter-               Development
                                     Development             Capital                  Company              Corporation
                                     Corporation             Corp.                    Eliminations         Consolidated
OPERATING REVENUES
  Electric - System                  $     --              $    --                    $     --             $       --
  Electric - Interconnection               --                   --                          --                     --
  Steam and other                          --                   --                          --                     --
                                    ----------------------------------------------------------------------------------------
       Total operating revenues            --                   --                          --                     --
                                    ----------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel                                     --                   --                          --                     --
  Purchased power                          --                   --                          --                     --
  Other operation                         350                    1                          --                    351
  Maintenance                              --                   --                          --                     --
  Steam heating special charge             --                   --                          --                     --
  Depreciation and amortization            --                   --                          --                     --
  Deferred Fermi 2 amortization            --                   --                          --                     --
  Amortization of deferred Fermi 2
     depreciation and return               --                   --                          --                     --
  Taxes other than income                  --                   --                          --                     --
  Income taxes                           (122)                   9                          --                   (113)
                                    ----------------------------------------------------------------------------------------
       Total operating expenses           228                   10                          --                    238
                                    ----------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                  (228)                 (10)                         --                   (238)
                                    ----------------------------------------------------------------------------------------
OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds
     used during construction              --                   --                          --                     --
  Other income and (deductions)
     - net                                292                  302                        (292)                   302
  Income taxes                             --                   --                          --                     --
  Accretion income                         --                   --                          --                     --
  Income taxes                             --                   --                          --                     --
                                    ----------------------------------------------------------------------------------------
       Net other income and
         (deductions)                     292                  302                        (292)                   302
                                    ----------------------------------------------------------------------------------------
INTEREST CHARGES
  Long-term debt                           --                   --                          --                     --
  Amortization of debt discount
     and expense                           --                   --                          --                     --
  Other                                    --                   --                          --                     --
  Allowance for borrowed funds
     used during construction              --                   --                          --                     --
                                    ----------------------------------------------------------------------------------------
       Net interest charges                --                   --                          --                     --
                                    ----------------------------------------------------------------------------------------
NET INCOME (LOSS)                    $     64               $  292                    $   (292)             $      64
                                    ========================================================================================

DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - ASSETS
DECEMBER 31, 1996
Thousands of Dollars

                                                                                                        Edison
                                                          Edison          EdVenture      Inter-         Development
                                                          Development     Capital        Company        Corporation
                                                          Corporation     Corp.          Eliminations   Consolidated
UTILITY PROPERTIES
  Plant in service - at cost                                $    --        $    --        $     --     $    --
  Less: Accumulated depreciation
    and amortization                                             --             --              --          --
  Construction work in progress                                  --             --              --          --
  Property under capital leases - net                            --             --              --          --
                                                      ----------------------------------------------------------
    Total owned and leased properties                            --             --              --          --
                                                      ----------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                                           --             --              --          --
  Investments and special funds                              15,200         14,900         (15,200)     14,900
  Nuclear decommissioning trust funds                            --             --              --          --
                                                      ----------------------------------------------------------
    Total other property and investments                     15,200         14,900         (15,200)     14,900
                                                      ----------------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments                           221            300              --         521
  Customer accounts receivable and
    unbilled revenues                                            --             --              --          --
  Other accounts receivable                                      --             --              --          --
  Fuel and materials and supplies
    inventories                                                  --             --              --          --
  Prepayments                                                    --             --              --          --
                                                      ----------------------------------------------------------
    Total current assets                                        221            300              --         521
                                                      ----------------------------------------------------------
AFFILIATED COMPANY RECEIVABLES                                   --             --              --          --
                                                      ----------------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                                              --             --              --          --
  Prepaid pensions                                               --             --              --          --
  Unamortized debt expense                                       --             --              --          --
  Other                                                          --             --              --          --
                                                      ----------------------------------------------------------
    Total deferred debits                                        --             --              --          --
                                                      ----------------------------------------------------------
    TOTAL                                                   $15,421        $15,200        $(15,200)    $15,421
                                                      ==========================================================



DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - EQUITY AND LIABILITIES
DECEMBER 31, 1996
Thousands of Dollars



                                                                                Edison
                                   Edison          EdVenture                    Development
                                   Development     Capital     Inter-Company    Corporation
                                   Corporation     Corp.       Eliminations     Consolidated
CAPITALIZATION
 Common stock                        $15,550       $14,900    $(14,900)        $15,550
 Retained earnings
    (deficit)                            (77)          260        (292)           (109)
                             ------------------------------------------------------------------
    Total common
       shareholders'
       equity                         15,473        15,160     (15,192)         15,441
 Preferred stock
   of subsidiary                          --           --           --              --
 Long-term debt                           --           --           --              --
                             ------------------------------------------------------------------
     Total capitalization             15,473        15,160     (15,192)         15,441
                             ------------------------------------------------------------------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                        --            --          --              --
 Other postretirement
    benefits                              --            --          --              --
 Other                                    --            --          --              --
 Affiliated companies                    (52)           40          (8)            (20)
                             ------------------------------------------------------------------
     Total other non-current
        liabilities                      (52)           40          (8)            (20)
                             ------------------------------------------------------------------

CURRENT LIABILITIES
 Short-term borrowings                    --            --          --              --
 Current portion of
    long-term debt                        --            --          --              --
 Current portion of
    capital leases                        --            --          --              --
 Accounts payable                         --            --          --              --
 Property and
    general taxes                         --            --          --              --
 Income taxes                             --            --          --              --
 Accumulated deferred
    income taxes                          --            --          --              --
 Interest payable                         --            --          --              --
 Dividends payable                        --            --          --              --
 Payrolls                                 --            --          --              --
 Fermi 2 refueling outage                 --            --          --              --
 Other                                    --            --          --              --
                             ------------------------------------------------------------------
     Total current
        liabilities                       --            --          --              --
                             ------------------------------------------------------------------

DEFERRED CREDITS
 Accumulated deferred
    income taxes                          --            --          --              --
 Accumulated deferred
    investment tax credits                --            --          --              --
 Other                                    --            --          --              --
                             ------------------------------------------------------------------
    Total deferred credits                --            --          --              --
                             ------------------------------------------------------------------
    TOTAL                            $15,421       $15,200    $(15,200)        $15,421
                             ==================================================================


DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars

                                                                                         Edison
                                        Edison          EdVenture                        Development
                                        Development     Capital       Inter-Company      Corporation
                                        Corporation     Corp.         Eliminations       Consolidated
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1995                      $  (141)         $   (32)       $     --           $  (173)
Net income (loss)                            64              292            (292)               64
                                        ----------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1996                      $   (77)         $   260        $   (292)          $  (109)
                                        ==========================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars




                                     DE          Biomass       Edison
                                     Energy      Energy        Energy                         Inter-        DE Energy
                                     Services,   Systems, Inc. Services, Inc. DTE Coal        Company       Services, Inc.
                                     Inc.        Consolidated  Consolidated   Services, Inc.  Eliminations  Consolidated
OPERATING REVENUES
  Electric-System                     $  --      $   --     $    --            $ --             $ --        $    --
  Electric-Interconnection               --          --          --              --               --             --
  Steam and other                        --         754         812             270               --          1,836
                                    -------------------------------------------------------------------------------------
        Total operating revenues         --         754         812             270               --          1,836
                                    -------------------------------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                   --          --          --              --               --             --
  Purchased power                        --          --          --              --               --             --
  Other operation                       209       2,179       3,547             225               --          6,160
  Maintenance                            --          --          --              --               --             --
  Steam heating special charge           --          --          --              --               --             --
  Depreciation and amortization          54         472          --              --               --            526
  Deferred Fermi 2 amortization          --          --          --              --               --             --
  Amortization of deferred Fermi 2
    depreciation and return              --          --          --              --               --             --
  Taxes other than income                 6          99          42              --               --            147
  Income taxes                          (93)     (2,544)       (936)             16               --         (3,557)
                                    -------------------------------------------------------------------------------------
        Total operating expenses        176         206       2,653             241               --          3,276
                                    -------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                (176)        548      (1,841)             29               --         (1,440)
                                    -------------------------------------------------------------------------------------
OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds used
    during construction                  --          --          --              --               --             --
  Other income and (deductions) -
     net                                  3         224         (17)             --               --            210
  Income taxes                           --          --          --              --               --             --
  Accretion income                       --          --          --              --               --             --
  Income taxes                           --          --          --              --               --             --
                                    -------------------------------------------------------------------------------------
        Net other income and
         (deductions)                     3         224         (17)             --               --            210
                                    -------------------------------------------------------------------------------------
INTEREST CHARGES
  Long-term debt                         --          --          --              --               --             --
  Amortization of debt discount
    and expense                          --          --          --              --               --             --
  Other                                  --          --          --              --               --             --
  Allowance for borrowed funds
    used during construction             --          --          --              --               --             --
                                    -------------------------------------------------------------------------------------
        Net interest charges             --          --          --              --               --             --
                                    -------------------------------------------------------------------------------------
NET INCOME (LOSS)                     $(173)     $  772     $(1,858)           $ 29             $ --        $(1,230)
                                    =====================================================================================


DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - ASSETS
DECEMBER 31, 1996
Thousands of Dollars

                                                                        Edison                                     DE
                                          DE            Biomass         Energy         DTE                         Energy
                                          Energy        Energy          Services,      Coal         Inter-         Services,
                                          Services,     Systems, Inc.   Inc.           Services,    Company        Inc.
                                          Inc.          Consolidated    Consolidated   Inc.         Eliminations   Consolidated
UTILITY PROPERTIES
  Plant in service - at cost               $    --         $    --       $    --          $ --       $     --         $    --
  Less: Accumulated depreciation
    and amortization                            --              --            --            --             --              --
  Construction work in progress                 --              --            --            --             --              --
  Property under capital leases - net           --              --            --            --             --              --
                                           ----------------------------------------------------------------------------------
Total owned and leased properties               --              --            --            --             --              --
                                           ----------------------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                         349           5,260        55,064            --             --          60,673
  Investments and special funds             21,652           6,954           291                      (23,211)          5,686
  Nuclear decommissioning trust funds           --              --            --            --             --              --
                                           ----------------------------------------------------------------------------------
    Total other property and investments    22,001          12,214        55,355            --        (23,211)         66,359
                                           ----------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments          853           3,836         1,234           131             --           6,054
  Customer accounts receivable and
    unbilled revenues                           --              --            --            --             --              --
  Other accounts receivable                     36             252           459           139             --             886
  Fuel and materials and supplies
    inventories                                 --              --            --            --             --              --
  Prepayments                                   77             349            74            --             --             500
                                           ----------------------------------------------------------------------------------
    Total current assets                       966           4,437         1,767           270             --           7,440
                                           ----------------------------------------------------------------------------------
AFFILIATED COMPANY RECEIVABLES                 908              --            --            --             --             908
                                           ----------------------------------------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                             --              --            --            --             --              --
  Prepaid pensions                              --              --            --            --             --              --
  Unamortized debt expense                      --              --            --            --             --              --
  Other                                        742           1,959         1,932            --             --           4,633
                                           ----------------------------------------------------------------------------------
    Total deferred debits                      742           1,959         1,932            --             --           4,633
                                           ----------------------------------------------------------------------------------
    TOTAL                                  $24,617         $18,610       $59,054          $270       $(23,211)        $79,340
                                           ==================================================================================


DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - EQUITY AND LIABILITIES
DECEMBER 31, 1996
Thousands of Dollars


                                             Biomass       Edison                                        DE
                             DE              Energy        Energy           DTE                          Energy
                             Energy          Systems,      Services,        Coal        Inter-           Services,
                             Services,       Inc.          Inc.             Services,   Company          Inc.
                             Inc.            Consolidated  Consolidated     Inc.        Eliminations     Consolidated
CAPITALIZATION
 Common stock                   $23,185            $11,685       $ 9,800        $ --          $(21,485)       $23,185
 Retained earnings
    (deficit)                      (417)             1,964        (3,535)         29                --         (1,959)
                             ----------------------------------------------------------------------------------------
    Total common
       shareholders'
       equity                    22,768             13,649         6,265          29           (21,485)        21,226
 Preferred stock
   of subsidiary                     --                 --            --          --                --             --
 Long-term debt                      --                 --        38,900          --                --         38,900
                             ----------------------------------------------------------------------------------------
     Total capitalization        22,768             13,649        45,165          29           (21,485)        60,126
                             ----------------------------------------------------------------------------------------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                   --                 --            --          --                --             --
 Other postretirement
    benefits                         --                 --            --          --                --             --
 Other                               --                 --            --          --                --             --
 Affiliated companies             1,649              3,953         9,367         225            (1,726)        13,468
                             ----------------------------------------------------------------------------------------
     Total other non-current
        liabilities               1,649              3,953         9,367         225            (1,726)        13,468
                             ----------------------------------------------------------------------------------------

CURRENT LIABILITIES
 Short-term borrowings               --                 --            --          --                --             --
 Current portion of
    long-term debt                   --                 --            --          --                --             --
 Current portion of
    capital leases                   --                 --            --          --                --             --
 Accounts payable                    --                 85         2,254          --                --          2,339
 Property and
    general taxes                    20                 --            --          --                --             20
 Income taxes                        --                 --            --          --                --             --
 Accumulated deferred
    income taxes                     --                 --            --          --                --             --
 Interest payable                    --                 --            --          --                --             --
 Dividends payable                   --                 --            --          --                --             --
 Payrolls                            --                 --           267          --                --            267
 Fermi 2 refueling outage            --                 --            --          --                --             --
 Other                               --                 50           161          16                --            227
                             ----------------------------------------------------------------------------------------
     Total current
        liabilities                  20                135         2,682          16                --          2,853
                             ----------------------------------------------------------------------------------------

DEFERRED CREDITS
 Accumulated deferred
    income taxes                    180                873            88          --                --          1,141
 Accumulated deferred
    investment tax credits           --                 --            --          --                --             --
 Other                               --                 --         1,752          --                --          1,752
                             ----------------------------------------------------------------------------------------
    Total deferred credits          180                873         1,840          --                --          2,893
                             ----------------------------------------------------------------------------------------
    TOTAL                       $24,617            $18,610       $59,054        $270          $(23,211)       $79,340
                             ========================================================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars

                                       DE           Biomass           Edison           DTE                           DE
                                       Energy       Energy            Energy           Coal         Inter-           Energy
                                       Services,    Systems, Inc.     Services, Inc.   Services,    Company          Services, Inc.
                                       Inc.         Consolidated      Consolidated     Inc.         Eliminations     Consolidated
 RETAINED EARNINGS (DEFICIT) AT
   DECEMBER 31, 1995                    $ (244)      $1,192           $(1,677)         $ --         $   --             $  (729)
 Net income (loss)                        (173)         772            (1,858)           29             --              (1,230)
                                        --------------------------------------------------------------------------------------
 RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                     $ (417)    $  1,964           $(3,535)         $ 29         $   --             $(1,959)
                                        ======================================================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars



                                                                                 DTE
                                      Biomass  Riverview  Sonoma                 Arbor       Plainville               Biomass
                                      Energy   Gas        Energy     RES         Gas         Gas         Inter-       Energy
                                      Systems, Producers, Systems,   Power,      Producers,  Producers,  Company      Systems, Inc.
                                      Inc.     Inc.       Inc.       Inc.        Inc.        Inc.        Eliminations Consolidated
OPERATING REVENUES
  Electric-System                    $   --       $  --   $  --     $  --         $ --       $  --         $ --       $    --
  Electric-Interconnection               --          --      --        --           --          --           --            --
  Steam and other                       511          88     124        --            5          26           --           754
                                    -----------------------------------------------------------------------------------------
        Total operating revenues        511          88     124        --            5          26           --           754
                                    -----------------------------------------------------------------------------------------
OPERATING EXPENSES
  Fuel                                   --          --      --        --           --          --           --            --
  Purchased power                        --          --      --        --           --          --           --            --
  Other operation                     1,663          59     424        --           --          33           --         2,179
  Maintenance                            --          --      --        --           --          --           --            --
  Steam heating special charge           --          --      --        --           --          --           --            --
  Depreciation and amortization          17         291     103        --           32          29           --           472
  Deferred Fermi 2 amortization          --          --      --        --           --          --           --            --
  Amortization of deferred Fermi 2
    depreciation and return              --          --      --        --           --          --           --            --
  Taxes other than income                77          --      22        --           --          --           --            99
  Income taxes                         (812)       (753)   (763)      104          (36)       (284)          --        (2,544)
                                    -----------------------------------------------------------------------------------------
        Total operating expenses        945        (403)   (214)      104           (4)       (222)          --           206
                                    -----------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                (434)        491     338      (104)           9         248           --           548
                                    -----------------------------------------------------------------------------------------
OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds used
    during construction                  --          --      --        --           --          --           --            --
  Other income and (deductions) -
     net                               (108)         16      19       297           --          --           --           224
  Income taxes                           --          --      --        --           --          --           --            --
  Accretion income                       --          --      --        --           --          --           --            --
  Income taxes                           --          --      --        --           --          --           --            --
                                    -----------------------------------------------------------------------------------------
        Net other income and
         (deductions)                  (108)         16      19       297           --          --           --           224
                                    -----------------------------------------------------------------------------------------
INTEREST CHARGES
  Long-term debt                         --          --      --        --           --          --           --            --
  Amortization of debt discount
    and expense                          --          --      --        --           --          --           --            --
  Other                                  --          --      --        --           --          --           --            --
  Allowance for borrowed funds
    used during construction             --          --      --        --           --          --           --            --
                                    -----------------------------------------------------------------------------------------
        Net interest charges             --          --      --        --           --          --           --            --
                                    -----------------------------------------------------------------------------------------
NET INCOME (LOSS)                    $ (542)      $ 507   $ 357     $ 193         $  9       $ 248         $ --       $   772
                                    =========================================================================================


DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - ASSETS
DECEMBER 31, 1996
Thousands of Dollars

                                                                                    DTE                                 Biomass
                                          Biomass  Riverview     Sonoma             Arbor      Plainville               Energy
                                          Energy   Gas           Energy     RES     Gas        Gas         Inter-       Systems,
                                          Systems, Producers,    Systems,   Power,  Producers, Producers,  Company      Inc.
                                          Inc.     Inc.          Inc.       Inc.    Inc.       Inc.        Eliminations Consolidated

UTILITY PROPERTIES
  Plant in service - at cost             $    --   $   --       $   --     $   --   $   --      $   --     $    --    $    --
  Less: Accumulated depreciation
    and amortization                          --       --           --         --       --          --          --         --
  Construction work in progress               --       --           --         --       --          --          --         --
  Property under capital leases - net         --       --           --         --       --          --          --         --
                                         ------------------------------------------------------------------------------------
    Total owned and leased properties         --       --           --         --       --          --          --         --
                                         ------------------------------------------------------------------------------------
OTHER PROPERTY AND INVESTMENTS
  Non-utility property                     1,098    1,759          629         --      933         840           1      5,260
  Investments and special funds           12,173      503          198      2,077       73         316      (8,386)     6,954
  Nuclear decommissioning trust funds         --       --           --         --       --          --          --         --
                                         ------------------------------------------------------------------------------------
    Total other property and investments  13,271    2,262          827      2,077    1,006       1,156      (8,385)    12,214
                                         ------------------------------------------------------------------------------------
CURRENT ASSETS
  Cash and temporary cash investments      2,559      601          676         --      338          --        (338)     3,836
  Customer accounts receivable and
    unbilled revenues                         --       --           --         --       --          --          --         --
  Other accounts receivable                  163       21           36         --        2         725        (695)       252
  Fuel and materials and supplies
    inventories                               --       --           --         --       --          --          --         --
  Prepayments                                115       --           24         --       --         210          --        349
                                          -----------------------------------------------------------------------------------
    Total current assets                   2,837      622          736         --      340         935      (1,033)     4,437
                                          -----------------------------------------------------------------------------------
AFFILIATED COMPANY RECEIVABLES                --       --           --         --       --          --          --         --
                                          -----------------------------------------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                           --       --           --         --       --          --          --         --
  Prepaid pensions                            --       --           --         --       --          --          --         --
  Unamortized debt expense                    --       --           --         --       --          --          --         --
  Other                                    1,935       --           --         --       --          22           2      1,959
                                         ------------------------------------------------------------------------------------
    Total deferred debits                  1,935       --           --         --       --          22           2      1,959
                                         ------------------------------------------------------------------------------------
    TOTAL                                $18,043   $2,884       $1,563     $2,077   $1,346      $2,113     $(9,416)   $18,610
                                         ====================================================================================


DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - EQUITY AND LIABILITIES
DECEMBER 31, 1996
Thousands of Dollars


                                                                                          DTE
                                 Biomass        Riverview       Sonoma                    Arbor          Plainville
                                 Energy         Gas             Energy       RES          Gas            Gas           Inter-
                                 Systems,       Producers,      Systems,     Power,       Producers,     Producers,    Company
                                 Inc.           Inc.            Inc.         Inc.         Inc.           Inc.          Eliminations
CAPITALIZATION
 Common stock                    $11,684          $2,000        $1,050     $1,000         $1,300         $1,800        $(7,149)
 Retained earnings
    (deficit)                       (172)            729           460        690              9            248             --
                                 ---------------------------------------------------------------------------------------------
    Total common
       shareholders'
       equity                     11,512           2,729         1,510      1,690          1,309          2,048         (7,149)
 Preferred stock
   of subsidiary                      --              --            --         --             --             --             --
 Long-term debt                       --              --            --         --             --             --             --
                                 ---------------------------------------------------------------------------------------------

     Total capitalization         11,512           2,729         1,510      1,690          1,309          2,048         (7,149)
                                 ---------------------------------------------------------------------------------------------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                    --              --            --         --             --             --             --
 Other postretirement
    benefits                          --              --            --         --             --             --             --
 Other                                --              --            --         --             --             --             --
 Affiliated companies              6,210              --            --        (25)            --             33         (2,265)
                                 ---------------------------------------------------------------------------------------------

     Total other non-current
        liabilities                6,210              --            --        (25)            --             33         (2,265)
                                 ---------------------------------------------------------------------------------------------

CURRENT LIABILITIES
 Short-term borrowings                --              --            --         --             --             --             --
 Current portion of
    long-term debt                    --              --            --         --             --             --             --
 Current portion of
    capital leases                    --              --            --         --             --             --             --
 Accounts payable                     65              --            22         --             --             --             (2)
 Property and
    general taxes                     --              --            --         --             --             --             --
 Income taxes                         --              --            --         --             --             --             --
 Accumulated deferred
    income taxes                      --              --            --         --             --             --             --
 Interest payable                     --              --            --         --             --             --             --
 Dividends payable                    --              --            --         --             --             --             --
 Payrolls                             --              --            --         --             --             --             --
 Fermi 2 refueling outage             --              --            --         --             --             --             --
 Other                                50              --            --         --             --             --             --
                                 ---------------------------------------------------------------------------------------------

     Total current
        liabilities                  115              --            22         --             --             --             (2)
                                 ---------------------------------------------------------------------------------------------

DEFERRED CREDITS
 Accumulated deferred
    income taxes                     206             155            31        412             37             32             --
 Accumulated deferred
    investment tax credits            --              --            --         --             --             --             --
 Other                                --              --            --         --             --             --             --
                                 ---------------------------------------------------------------------------------------------

    Total deferred credits           206             155            31        412             37             32             --
                                 ---------------------------------------------------------------------------------------------

    TOTAL                        $18,043          $2,884        $1,563     $2,077         $1,346         $2,113        $(9,416)
                                 =============================================================================================



                             Biomass
                             Energy
                             Systems,
                             Inc.
                             Consolidated
CAPITALIZATION
 Common stock                   $11,685
 Retained earnings
    (deficit)                     1,964
                              ---------
    Total common
       shareholders'
       equity                    13,649
 Preferred stock
   of subsidiary                     --
 Long-term debt                      --
                              ---------

     Total capitalization        13,649
                              ---------

OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                   --
 Other postretirement
    benefits                         --
 Other                               --
 Affiliated companies             3,953
                              ---------

     Total other non-current
        liabilities               3,953
                              ---------


CURRENT LIABILITIES
 Short-term borrowings               --
 Current portion of
    long-term debt                   --
 Current portion of
    capital leases                   --
 Accounts payable                    85
 Property and
    general taxes                    --
 Income taxes                        --
 Accumulated deferred
    income taxes                     --
 Interest payable                    --
 Dividends payable                   --
 Payrolls                            --
 Fermi 2 refueling outage            --
 Other                               50
                              ---------
     Total current
        liabilities                 135
                              ---------


DEFERRED CREDITS
 Accumulated deferred
    income taxes                    873
 Accumulated deferred
    investment tax credits           --
 Other                               --
                              ---------
    Total deferred credits          873
                              ---------
    TOTAL                       $18,610
                              =========

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars



                                                                            DTE                                         Biomass
                                   Biomass   Riverview    Sonoma            Arbor         Plainville                    Energy
                                   Energy    Gas          Energy    RES     Gas           Gas             Inter-        Systems,
                                   Systems,  Producers,   Systems,  Power,  Producers,    Producers,      Company       Inc.
                                   Inc.      Inc.         Inc.      Inc.    Inc.          Inc.            Eliminations  Consolidated

RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1995                $  370    $  222      $  103    $ 497    $  --          $   --             $  --        $ 1,192
Net income (loss)                    (542)      507         357      193        9             248                --            772
                                   ------------------------------------------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
  DECEMBER 31, 1996                $ (172)   $  729      $  460    $ 690    $   9          $  248             $  --        $ 1,964
                                   ------------------------------------------------------------------------------------------------



DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars



                                                                                           Edison
                                      Edison                                               Energy
                                      Energy           PCI            Inter-               Services,
                                      Services,        Enterprises,   Company              Inc.
                                      Inc.             Inc.           Eliminations         Consolidated
OPERATING REVENUES
  Electric-System                      $    --         $  --            $ --            $    --
  Electric-Interconnection                  --            --              --                 --
  Steam and other                          812            --              --                812
                                    -----------------------------------------------------------
        Total operating revenues           812            --              --                812
                                    -----------------------------------------------------------
OPERATING EXPENSES
  Fuel                                      --            --              --                 --
  Purchased power                           --            --              --                 --
  Other operation                        3,547            --              --              3,547
  Maintenance                               --            --              --                 --
  Steam heating special charge              --            --              --                 --
  Depreciation and amortization             --            --              --                 --
  Deferred Fermi 2 amortization             --            --              --                 --
  Amortization of deferred Fermi 2
    depreciation and return                 --            --              --                 --
  Taxes other than income                   42            --              --                 42
  Income taxes                            (939)            3              --               (936)
                                    -----------------------------------------------------------
        Total operating expenses         2,650             3              --              2,653
                                    -----------------------------------------------------------
OPERATING INCOME (LOSS)                 (1,838)           (3)             --             (1,841)
                                    -----------------------------------------------------------
OTHER INCOME AND (DEDUCTIONS)
  Allowance for other funds used
    during construction                     --            --              --                 --
  Other income and (deductions) -
     net                                   (26)            9              --                (17)
  Income taxes                              --            --              --                 --
  Accretion income                          --            --              --                 --
  Income taxes                              --            --              --                 --
                                    -----------------------------------------------------------
        Net other income and
         (deductions)                      (26)            9              --                (17)
                                    -----------------------------------------------------------
INTEREST CHARGES
  Long-term debt                            --            --              --                 --
  Amortization of debt discount
    and expense                             --            --              --                 --
  Other                                     --            --              --                 --
  Allowance for borrowed funds
    used during construction                --            --              --                 --
                                    -----------------------------------------------------------
        Net interest charges                --            --              --                 --
                                    -----------------------------------------------------------
NET INCOME (LOSS)                      $(1,864)        $   6            $ --            $(1,858)
                                    ===========================================================


DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - ASSETS
DECEMBER 31, 1996
Thousands of Dollars

                                                                                                   Edison
                                                   Edison                                          Energy
                                                   Energy         PCI               Inter-         Services,
                                                   Services,      Enterprises,      Company        Inc.
                                                   Inc.           Inc.              Eliminations   Consolidated
UTILITY PROPERTIES
  Plant in service - at cost                       $    --      $    --            $     --         $    --
  Less: Accumulated depreciation
    and amortization                                    --           --                  --              --
  Construction work in progress                         --           --                  --              --
  Property under capital leases - net                   --           --                  --              --
                                                   --------------------------------------------------------
    Total owned and leased properties                   --           --                  --              --
                                                   --------------------------------------------------------

OTHER PROPERTY AND INVESTMENTS
  Non-utility property                               2,889       52,175                  --          55,064
  Investments and special funds                     13,815           --             (13,524)            291
  Nuclear decommissioning trust funds                   --           --                  --              --
                                                   --------------------------------------------------------
    Total other property and investments            16,704       52,175             (13,524)         55,355
                                                   --------------------------------------------------------

CURRENT ASSETS
  Cash and temporary cash investments                1,043          191                  --           1,234
  Customer accounts receivable and
    unbilled revenues                                   --           --                  --              --
  Other accounts receivable                            306          153                  --             459
  Fuel and materials and supplies
    inventories                                         --           --                  --              --
  Prepayments                                           74           --                  --              74
                                                   --------------------------------------------------------
    Total current assets                             1,423          344                               1,767
                                                   --------------------------------------------------------

AFFILIATED COMPANY RECEIVABLES                          --           --                  --              --
                                                   --------------------------------------------------------
DEFERRED DEBITS
  Regulatory assets                                     --           --                  --              --
  Prepaid pensions                                      --           --                  --              --
  Unamortized debt expense                              --           --                  --              --
  Other                                                 --        1,932                  --           1,932
                                                   --------------------------------------------------------
    Total deferred debits                               --        1,932                  --           1,932
                                                   --------------------------------------------------------
    TOTAL                                          $18,127      $54,451            $(13,524)        $59,054
                                                   ========================================================

DTE ENERGY COMPANY
CONSOLIDATING BALANCE SHEET - EQUITY AND LIABILITIES
DECEMBER 31, 1996
Thousands of Dollars

                                                                                    Edison
                                       Edison                                       Energy
                                       Energy       PCI              Inter-         Services,
                                       Services,    Enterprises,     Company        Inc.
                                       Inc.         Inc.             Eliminations   Consolidated
CAPITALIZATION
 Common stock                            $ 9,800       $13,500           $(13,500)      $ 9,800
 Retained earnings
    (deficit)                             (3,541)            6                 --        (3,535)
                                         ------------------------------------------------------
    Total common
       shareholders'
       equity                              6,259        13,506            (13,500)        6,265
 Preferred stock
   of subsidiary                              --            --                 --            --
 Long-term debt                               --        38,900                 --        38,900
                                         ------------------------------------------------------
     Total capitalization                  6,259        52,406            (13,500)       45,165
                                         ------------------------------------------------------
OTHER NON-CURRENT
LIABILITIES
 Obligations under
    capital leases                            --            --                 --            --
 Other postretirement
    benefits                                  --            --                 --            --
 Other                                        --            --                 --            --
 Affiliated companies                      9,403           219               (255)        9,367
                                         ------------------------------------------------------
     Total other non-current
        liabilities                        9,403           219               (255)        9,367
                                         ------------------------------------------------------
CURRENT LIABILITIES
 Short-term borrowings                        --            --                 --            --
 Current portion of
    long-term debt                            --            --                 --            --
 Current portion of
    capital leases                            --            --                 --            --
 Accounts payable                          2,180            74                 --         2,254
 Property and
    general taxes                             --            --                 --            --
 Income taxes                                 --            --                 --            --
 Accumulated deferred
    income taxes                              --            --                 --            --
 Interest payable                             --            --                 --            --
 Dividends payable                            --            --                 --            --
 Payrolls                                    267            --                 --           267
 Fermi 2 refueling outage                     --            --                 --            --
 Other                                       (70)           --                231           161
                                         ------------------------------------------------------
     Total current
        liabilities                        2,377            74                231         2,682
                                         ------------------------------------------------------
DEFERRED CREDITS
 Accumulated deferred
    income taxes                              88            --                 --            88
 Accumulated deferred
    investment tax credits                    --            --                 --            --
 Other                                        --         1,752                 --         1,752
                                         ------------------------------------------------------
    Total deferred credits                    88         1,752                 --         1,840
                                         ------------------------------------------------------
    TOTAL                                $18,127       $54,451           $(13,524)      $59,054
                                         ======================================================

DTE ENERGY COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDED DECEMBER 31, 1996
Thousands of Dollars




                                                                                             Edison Energy
                                        Edison Energy    PCI                 Inter-Company   Services, Inc.
                                        Services, Inc.   Enterprises, Inc.   Eliminations    Consolidated
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1995                      $(1,677)          $   --                 $ --          $ (1,677)
Net Income (loss)                        (1,864)               6                   --            (1,858)
                                        ---------------------------------------------------------------
RETAINED EARNINGS (DEFICIT) AT
 DECEMBER 31, 1996                      $(3,541)          $    6                 $ --          $ (3,535)
                                        ===============================================================

                              DTE ENERGY COMPANY
                 NOTES TO CONSOLIDATING FINANCIAL STATEMENTS


Entities for which financial statements are not presented.

The following affiliates of the Claimant have had no financial activity during the calendar year 1996. Accordingly, financial information for these companies is not provided.

DTE Center Point, Inc.
Great Lakes Energy Producers, Inc.
Great Lakes Energy Products, Inc.
Great Lakes Energy Services, Inc.
Superior Energy Services, Inc.
Wolverine Energy Services, Inc.
Alabama Energy Systems, Inc.
Bellville Gas Producers, Inc.
ESCA Gas Producers, Inc.
FW Gas Producers, Inc.
Orlando Gas Producers, Inc., (formerly DEFO, Inc.)
Winston Gas Producers, Inc.
Huron Energy Services, Inc.
EES Coke Battery Company, Inc.

This report does not contain information for affiliates of the Claimant which are accounted for using the equity method.

                                   EXHIBIT B

                           Financial Data Schedule

This schedule contains summary financial information extracted from DTE Energy Company's consolidated balance sheet and statement of income as of December 31, 1996 contained herein and is qualified in its entirety by reference to such financial statements.

                Multiplier                      1,000

                Period Type                     Year

                Fiscal Year End                 December 31, 1996

                Period End                      December 31, 1996

                Total Assets                    $11,014,929

                Total Operating Revenues        $ 3,645,400

                Net Income                      $   309,296




                                  EXHIBIT C


An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding company system.

                                Not Applicable